Exhibit 10.29

Execution Copy

LICENSE AND DEVELOPMENT AGREEMENT

THIS LICENSE AND DEVELOPMENT AGREEMENT is made as of December 30, 2004 (the "Effective Date") by and between MICROVISION, INC., a corporation organized under the laws of the state of Delaware (hereinafter referred to as "MVIS"), and ETHICON ENDO-SURGERY, INC., a wholly-owned subsidiary of Johnson & Johnson, and a corporation organized under the laws of Ohio (hereinafter referred to as "Ethicon"). Each of Ethicon and MVIS may hereafter be referred to as a "Party" or collectively as "Parties."

WHEREAS, MVIS and Ethicon entered into a Technology Feasibility Agreement (now terminated) in which the Parties collaborated in an initial development program directed to Micro-Electro-Mechanical Systems ("MEMS") resonant scanning mirror image capture devices for use in all medical endoscopic applications with the exception of photo dynamic therapy, confocal imaging, dental, arthroscopic and ear, nose and throat.

WHEREAS, The Parties wish to continue with the further development of the MEMS resonant scanning mirror image capture devices.

WHEREAS, If the product development is successful, the Parties wish to have the developed product commercialized for applications in the Field (defined below), and further, to grant Ethicon an option for MVIS to supply the developed product to Ethicon for use within the Field.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1   "Agreement" means this License and Development Agreement and all exhibits, schedules, addenda and other attachments hereto, as amended from time to time.

1.2   "Affiliate" of a Party means any entity or person that directly or indirectly controls, is controlled by or is under common control with such Party. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.3  "Background MVIS Copyrights" means any original works of authorship fixed in any tangible medium of expression, including computer software (both source code and object code) and mask works as defined in Section 901 of the U.S. Copyright Act, whether developed prior to the Term or during the Term, that are owned or under the Control of MVIS, and that are incorporated into any Licensed Product or any documentation related to a Licensed Product.

1.4  "Background MVIS Intellectual Property" means, collectively, the Background MVIS Patent Rights, Background MVIS Copyrights and Background MVIS Know-How.

1.5  "Background MVIS Know-How" means all Know-How owned or under the Control of MVIS that directly relates to the Licensed Products that (a) is not Developed MVIS Know-How, and (b) is necessary to manufacture and commercialize the Licensed Product.

1.6  "Background MVIS Patent Rights" means all Patent Rights owned or Controlled by MVIS that relate to Licensed Products for use in the Field, whether existing prior to the Term or developed during the Term, including such Patent Rights under the patents and patent applications set forth in Exhibit A, which, with respect to Patent Rights owned by Third Parties, are subject to the terms and conditions of the license agreements between MVIS and the Third Party licensors.

1.7  "Bankruptcy Event" means (i) voluntary or involuntary proceedings are instituted by or against an entity in bankruptcy or under Title 7 of the U.S. Code, or (ii) proceedings are instituted by or against an entity for the dissolution of such entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or (iii) substantially all of the assets of such entity are seized or attached and not released within sixty (60) days thereafter, or (iv) MVIS's bankruptcy trustee rejects this Agreement under Title 11.

1.8  "Calendar Quarter" means the usual and customary Ethicon calendar quarter, used for internal accounting purposes, of approximately three (3) months, in which each of the first two months consist of four weeks and the third month consists of five weeks.

1.9  "CPI" means the percent change over 12 months, not seasonally adjusted, of Consumer Price Index-All Urban Consumers, US City Average, All Items Less Food and Energy as published by the United States Department of Labor Bureau of Labor Statistics.

1.10  "Change in Control" means in respect of a Party hereto (i) the liquidation or dissolution of such Party or the sale or other transfer by such Party (excluding transfers to subsidiaries) of all or substantially all of its assets; or (ii) the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, or other transaction, as a result of which any person, entity or group (a) becomes the beneficial owner, directly or indirectly, of securities of such Party representing more than 50% of the ordinary shares of such Party or representing more than 50% of the combined voting power with respect to the election of directors (or members of any other governing body) of such Party's then outstanding securities, (b) obtains the ability to appoint a majority of the Board of Directors (or other governing body) of such Party, or obtains the ability to direct the operations or management of such Party or any successor to such Party's business; provided, however, that Change in Control shall not include the issuance by a Party of equity to the public through a public offering or offerings.

1.11  "Control" means with respect to any Intellectual Property Right, possession by a Party of the ability to grant the other Party a license or sublicense without violating the terms of any agreement, or otherwise affecting any arrangement with any Third Party.

1.12  "Developed Ethicon Copyrights" means any original works of authorship fixed in any tangible medium of expression, including computer software (both source code and object code) and mask works, as defined in Section 901 of the U.S. Copyright Act, developed in the course of a Development Program that are owned or Controlled by Ethicon pursuant to Article 9.1 (Ownership of Intellectual Property Rights).

1.13  "Developed Ethicon Intellectual Property" means, collectively, the Developed Ethicon Patent Rights, Developed Ethicon Copyrights and Developed Ethicon Know-How.

1.14  "Developed Ethicon Know-How" means all Know-How developed in the course of a Development Program that is owned or Controlled by Ethicon pursuant to Article 9.1 (Ownership of Intellectual Property Rights).

1.15  "Developed Ethicon Patent Rights" means all Patent Rights under the patents and patent applications covering inventions made in the course of the Development Program that are owned or Controlled by Ethicon pursuant to Article 9.1 (Ownership of Intellectual Property Rights).

1.16  "Developed Joint Intellectual Property" means, collectively, the Developed Joint Patent Rights and all other Intellectual Property Rights developed in the course of a Development Program that are owned or Controlled jointly by the Parties pursuant to Article 9.1 (Ownership of Intellectual Property Rights).

1.17  "Developed Joint Patent Rights" means all Patent Rights to all inventions made in the course of a Development Program that are owned or Controlled jointly by the Parties pursuant to Article 9.1 (Ownership of Intellectual Property Rights).

1.18  "Developed MVIS Copyrights" means any original works of authorship fixed in any tangible medium of expression, including computer software (both source code and object code) and mask works, as defined in Section 901 of the U.S. Copyright Act, developed in the course of a Development Program that are owned or Controlled by MVIS pursuant to Article 9.1 (Ownership of Intellectual Property Rights).

1.19 "Developed MVIS Intellectual Property" means, collectively, the Developed MVIS Patent Rights, Developed MVIS Copyrights and Developed MVIS Know-How.

1.20  "Developed MVIS Know-How" means all Know-How developed in the course of a Development Program that is owned or Controlled by MVIS pursuant to Article 9.1 (Ownership of Intellectual Property Rights).

1.21  "Developed MVIS Patent Rights" means all Patent Rights to all inventions made in the course of a Development Program that are owned or Controlled by MVIS pursuant to Article 9.1 (Ownership of Intellectual Property Rights).

1.22  "Development Program" means collectively the Initial Development Program and future development programs to develop Licensed Products that the Parties mutually agree to undertake in accordance with the terms and conditions of this Agreement.

1.23  [                                 ]*

1.24  "Ethicon Improvement Patent Rights" means all Patent Rights owned or Controlled by Ethicon, excluding Developed Ethicon Patent Rights, directed to the Licensed Products (including Patent Rights directed to MEMS image capture technology generally).

1.25  "Ethicon Patented Product" means a product which, but for the licenses granted under this Agreement by Ethicon to MVIS, would infringe at least one Valid Claim of the Developed Ethicon Patent Rights or Ethicon Improvement Patent Rights in the country in which any such instrument or component thereof is made, used, offered for sale, sold, imported or otherwise disposed of solely within the Field.

1.26  "Ethicon Patent Rights" means all Developed Ethicon Patent Rights and Ethicon Improvement Patent Rights owned or Controlled by Ethicon.

1.27  "Ethicon Product" means [                          ]*

1.28  "Events of Default" has the meaning given in Article 11.4.

1.29  "FDA" means the United States Food and Drug Administration.

1.30  "Field" means [                ]* as may be subsequently limited by MVIS exercising its Grant Back Option for one or more Sub-Field in accordance with Article 5.8 (MVIS Sub- Field Grant Back Option).

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

1.31  "Intellectual Property" or "Intellectual Property Rights" means patents, Patent Rights, design rights, trademarks, service marks, trade names, trade dress, copyrights, works of authorship, mask work rights, database rights, Know-How, and trade secrets, and any other intellectual property rights, and any and all registrations and applications for all of the foregoing throughout the world.

1.32  "Initial Development Program" means the Development Program set forth in Exhibit B under which the Parties develop a Licensed Product.

1.33  "Initial Development Statement of Work" means the statement of work as set forth in Exhibit B and amended from time to time as mutually agreed to by the Parties and where any inconsistencies between the terms of Articles 1 through 13 of this Agreement and Exhibit B shall be controlled by the terms of Articles 1 through 13.

1.34  "Know-How" means all know-how, trade secrets, inventions, disclosures of inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols, and information, whether or not patentable, which are confidential, including, without limitation, all chemical, biochemical, toxicological and scientific research information.

1.35  "Licensed Products" means [

]*

1.36  "MVIS Intellectual Property" means collectively Background MVIS Intellectual Property and Developed MVIS Intellectual Property.

1.37  "MVIS Patent Rights" means collectively Background MVIS Patent Rights, Developed MVIS Patent Rights and MVIS's interests in Developed Joint Patent Rights.

1.38  "Medical Field" means [

]*

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

1.39  "Net Sales" means [

]*

1.40  "Patent Rights" means all rights under patents and patent applications and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing.

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

1.41   "Patented Product" means a Licensed Product which, but for the licenses granted under this Agreement, would infringe at least one Valid Claim of the MVIS Patent Rights in the country in which any such instrument or component thereof is made, used, offered for sale, sold, imported or otherwise disposed of solely within the Field.

1.42  "Phase 2 Initial Funding" means the initial funding of [

]* toward Phase 2 development that Ethicon provided to MVIS pursuant to that letter from Ethicon to MVIS dated October 14, 2004, Ethicon Purchase Orders [ ]*.

1.43  "Regulatory Agency" means the regulatory agency in a country other than the United States, which performs the same or equivalent function as the FDA in the United States with respect to the Licensed Product, and any reference to a rule or requirement of the FDA herein shall, if the circumstances make it applicable, refer to the equivalent rule or requirement of any Regulatory Agency.

1.44  "Sub-Field" means individually the following medical areas within the Field [

]*.

1.45  "Sublicensee" shall mean any Third Party sublicensee of the rights granted by one Party to the other Party under this Agreement or the Supply Addendum.

1.46  "Supply Addendum" means the Supply Addendum between MVIS and Ethicon in the form attached hereto as Exhibit D that may be entered into by the Parties pursuant to Article 4.4 of this Agreement (Supply Addendum Option).

1.47  "Territory" means worldwide.

1.48  "Third Party" means any person or entity other than MVIS or Ethicon or an Affiliate of MVIS or Ethicon.

1.49  "Valid Claim" means a claim of any issued U.S. or foreign patent included within the MVIS Patent Rights, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

1.50  Other Defined Terms. The following terms are defined in the following sections of this Agreement:
Defined Term	Section
Advisory Committees	Article 3.1
Appeal Arbitrator	Article 12.1(a)(vii)
Applicable Royalty Rate	Article 6.4
Buy Out Option	Article 5.9
Commercial Exploitation	Article 2.3
Confidential Information	Article 13.1(a)
CPR	Article 12.1(a)
Date of Termination	Article 4.1(b)
Developed IP Option	Article 14.6(a)
Development Fee Credits	Article 6.5(d)
Disclosing Party	Article 13.1(a)
Effective Date	Preamble
Eligible Sub	Field Article 5.8(a)
[ ]*
Ethicon	Preamble
Excluded Sub	Field Article 5.8(a)
Exclusive Licensed Products	Article 6.5(f)
Expiration Date	Article 11.1(a)
Evaluation Period	Article 14.2(c)
Evaluation Period Extension	Article 14.2(c)
Event of Default	Article 11.4
Force Majeure Event	Article 11.7
Grant Back Option	Article 5.8
Information Managers	Article 13.1(e)(i)
License Maintenance Fee	Article 6.5(a)
License Maintenance Fee Buyout	Article 6.5(e)
Licensor	Article 11.8
Licensee	Article 11.8
Maintenance Fee Year	Article 6.5
Maintenance Period Start Date	Article 6.5(a)
MEMS	Recitals
MVIS	Preamble
MVIS Licensors	Article 10.5
MVIS Transfer Price	Article 6.4
Outside Activities	Article 2.1
Project Managers	Article 3.1
Receiving Party	Article 13.1(a)
Regulatory Filings	Article 4.3(b)(i)
Restricted Exclusive License Option	Article 6.5(f)

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Services	Article 4.1(a)
Supply Addendum Option	Article 4.4
Term	Article 11.1
Title 11	Article 11.8
[ ]*

ARTICLE 2
SCOPE OF DEVELOPMENT

2.1   Activities Outside the Scope of this Agreement. Except as specifically provided herein, all activities of the Parties that are not directly related to or are not performed or conducted in furtherance of this Agreement, including any activities, any process, product or technology developments, or any other inventions with Third Parties prior to, during or after termination or expiration of this Agreement, are outside the scope of this Agreement (the "Outside Activities"), and nothing herein is intended to limit, restrict or prohibit MVIS or its Affiliates from using the MVIS Intellectual Property Rights, or Ethicon or its Affiliates from using any Ethicon Patent Rights, for such Outside Activities, or is intended to be construed to grant an interest in or license to such Outside Activities to the other Party.

2.2   Licensed Products.

  MVIS agrees that during the Initial Development Program, it shall not develop or commercially exploit, for any Third Party, Licensed Products for use within the Field.
  MVIS agrees that during the Term of this Agreement, it shall not enter into any agreement with a Third Party that conflicts with the terms and conditions of this Agreement.
  Ethicon agrees that during the term of the Initial Development Program, it (i) shall not develop, other than as part of the Initial Development Program, and (ii) shall not engage any Third Party to develop, any Licensed Product for use within the Field.

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

2.3   Commercial Exploitation [

]*

2.4   No Naming Individuals. The Parties agree that as between themselves, the directors, officers, employees and individuals acting as agents of or for any Party to this Agreement shall not be named as parties to any suit or arbitration proceeding brought in connection with the transactions contemplated by this Agreement solely as a result of performing actions within the scope of their authority as a director, officer, employee or agent of a Party to this Agreement. This Article 2.4 is intended for the benefit of the respective Parties to this Agreement only. Either Party may waive the application of this provision as to its own directors, officers, employees, and agents, and no director, officer, employee, or agent of either Party is an intended third party beneficiary of this Article 2.4, and no such individual will have the right to enforce this Article 2.4.

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

ARTICLE 3
DEVELOPMENT PROGRAM MANAGEMENT

3.1   Formation. The activities of the Parties under this Agreement shall be managed by two project managers, one assigned by MVIS and one assigned by Ethicon (the "Project Managers"). The Parties may reassign their respective Project Managers at their sole discretion. The Project Managers may assign additional representatives from each Party to form advisory committees as may be required within each functional group (e.g. Regulatory, Clinical, R&D, and Manufacturing Operations) (the "Advisory Committees").

3.2   Meetings. The Project Managers shall meet at least once per quarter or as they deem necessary at their discretion by teleconference or by meeting at locations and times to be determined by the Project Managers and/or Advisory Committee. If the Parties meet, meetings shall alternate locations between Blue Ash, Ohio and Bothell, Washington. Each Party shall bear all travel and related costs for its representatives. Each meeting shall be chaired by the Project Manager from the host Party.

3.3   Development Program. The Project Managers' role shall include supervising and managing the Development Program, defined in Article 4 below. In addition, the Project Managers are responsible for reviewing (and if necessary revising) specifications, budgets, timetables, prices, patent strategy, and clinical programs for the Development Program, and shall have the responsibility to communicate and approve the decisions regarding the foregoing. All such decisions shall be made by consensus between the Parties. Further, MVIS agrees to perform all Services under the Development Program utilizing any Ethicon specified design controls and other requirements for regulatory approval purposes that have been provided to MVIS in writing upon reasonable advance notice. MVIS further agrees that Ethicon shall have the right to audit MVIS's performance hereunder to ensure compliance with such specified design controls and regulatory approval requirements, including all Regulatory Agency design controls. Such audit shall be performed upon reasonable notice to MVIS during normal business hours at Ethicon's expense. MVIS shall make reasonable, mutually agreeable and timely efforts, at MVIS's expense, to close any identified audit gaps.

3.4   Patent Strategy. The Project Managers shall be responsible for managing and reviewing the patent strategy for inventions made in the course of the Development Program and shall meet monthly to review invention disclosures, identify patentable inventions, determine inventorship, and determine whether patents should be sought for such inventions in accordance with Article 9 (Intellectual Property Rights and Infringement).

ARTICLE 4
Development Program and Commercialization Activities

4.1   Development Services.

  Ethicon wants MVIS to undertake development services for Ethicon in connection with the development of Licensed Products for use in the Field (collectively referred to as the "Services") in accordance with Development Program(s), and MVIS will use commercially reasonable efforts to provide such Services. Services for the Initial Development Program are set forth in Exhibit B as the Initial Development Statement of Work. Each Party will keep the other informed of the progress of the work that is conducted at its facilities and shall permit the other Party's representatives to inspect the work from time to time as deemed reasonably necessary by the Party and upon prior approval of the other Party. In the event that Ethicon desires MVIS to undertake an additional Development Program to develop Licensed Products outside the scope of Services, Ethicon and MVIS shall negotiate a separate understanding similar in nature to the terms and statement of work of Exhibit B for each such additional Development Program(s).
  Ethicon reserves the right at any time to discontinue all or any part of the Services for which MVIS is engaged for Ethicon, upon written notice (the "Date of Termination"). Ethicon shall be liable for [

  ]*

  Independent Contractor. For the purpose of this Agreement and the performance of the Services to be provided under this Agreement, MVIS shall be and shall be deemed to be, an independent contractor and not the agent or employee of Ethicon. MVIS shall be solely responsible for the payment when applicable of any licenses, taxes, or any other costs associated with MVIS's complying with pertinent laws and regulations. MVIS shall be solely responsible for complying with all pertinent laws and regulations applicable to the performance of Services under this Agreement and for the payment, when applicable, of any licenses, taxes or other costs associated with such compliance.
  [

  ]*

  *This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

  No Affirmative Obligation. In no event shall anything in this Agreement be construed to impose upon Ethicon an affirmative obligation to engage MVIS in any services other than the Services.
  Changes. Any material changes and/or additions to the Development Program must be agreed to by both Parties in writing as authorized by Ethicon's and MVIS's Project Manager. MVIS and Ethicon recognize that changes or modifications to the Development Program may be required, that such changes or modifications may have a material impact upon projected costs and schedules, and each Party agrees to negotiate in a reasonable manner to reach agreement for any such changes or modifications. MVIS shall not be required to implement any changes to the Development Program unless and until such changes are agreed upon by both Parties in writing.

4.2   Initial Development Program and Services. As set forth in Exhibit B.

4.3   Ethicon Commercialization Activities. [ ]*

  Sales and Marketing. Ethicon will sell, offer for sale, contract, distribute, enter orders, invoice, collect, and market the Licensed Products in the Territory.
  Regulatory.
    Ethicon shall be responsible for filing for regulatory approval for the Licensed Product developed during the Development Program in the United States and in all countries throughout the Territory (the "Regulatory Filings").
    At Ethicon's request, MVIS shall provide Ethicon for its use in obtaining regulatory approvals for the Licensed Product copies of the following items that pertain to the Licensed Products to the extent that such items are Controlled by MVIS: all data, including, but not limited to, results and related information from clinical trials (if any), physical test data, biocompatability data, animal data, bench testing and stability data.

4.4   Supply Addendum Option. If Ethicon initiates Phase 4 of the Initial Development Program, Ethicon will have an option to enter into the Supply Addendum with MVIS (the "Supply Addendum Option"). At any time prior to the completion of Phase 4 of the Initial Development Program, Ethicon may exercise the Supply Addendum Option by providing MVIS with written notice of its desire to enter into the Supply Addendum. If Ethicon exercises the Supply Addendum Option, the Parties shall execute and deliver the Supply Addendum, subject only to the Parties' good faith negotiations and use of reasonable efforts to agree upon (i) Exhibit B (Specifications); (ii) Exhibit C (Supplied Licensed Products); and (iii) Schedule 2.02 (Transfer Prices) of the Supply Addendum. Upon entering into the Supply Addendum, the terms and

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

conditions of the Supply Addendum will be incorporated into and become part of this Agreement. Further, Ethicon shall have the unilateral right to amend Schedule 1.06 of the Supply Addendum (Competitors) at any time prior to executing its Supply Addendum Option, but may not add more than two companies to the list currently set forth on Schedule 1.12 of the form of Supply Addendum attached hereto as Exhibit D. If Ethicon desires for MVIS to supply Ethicon with one or more additional Licensed Products developed by MVIS under one or more additional Development Programs, the parties will negotiate in good faith and use reasonable efforts to agree upon amendment(s) to Exhibit B, Exhibit C, and Schedule 2.02 of the Supply Addendum so that MVIS may supply such additional Licensed Product(s) to Ethicon pursuant to the Supply Addendum.

ARTICLE 5
GRANT OF LICENSE AND STANDSTILL

5.1   Development License to Background MVIS Intellectual Property. Subject to the terms and conditions of this Agreement, MVIS agrees to grant and hereby grants to Ethicon during the Term a co-exclusive (with MVIS), non-transferable license (with no right to sublicense) under the Background MVIS Intellectual Property to develop License Product(s) under a Development Program.

5.2   Standstill to Background MVIS Intellectual Property. During the Initial Development Program set forth in Exhibit B, and whether or not the development is successful, MVIS, its successors, assigns and transferees, shall not, and shall ensure that its officers, directors, employees, and agents do not directly or indirectly, (i) enter into, solicit, initiate, continue or encourage any discussions or negotiations with, (ii) respond to (other than to reject) any inquiries or proposals by, or (iii) provide any information to, or otherwise cooperate in any other way, with any corporation, partnership, person, limited liability company or other entity or group concerning the sale, transfer, disposition, licensing, or distribution of Background MVIS Intellectual Property relating to Licensed Products in the Field, or any other transaction which could in any material way encumber the ability of MVIS to grant to Ethicon exclusive worldwide rights to Background MVIS Intellectual Property relating to Licensed Products in the Field in accordance with the terms and conditions of this Agreement and the Supply Addendum.

5.3   License to Developed MVIS Intellectual Property. Subject to the terms and conditions of this Agreement and the Supply Addendum, MVIS hereby grants to Ethicon during the Term an exclusive, perpetual, non-transferable (other than as permitted in Article 13.4), royalty-bearing, sublicensable (as set forth in Article 5.7 (Sublicense Rights)) license under the Developed MVIS Intellectual Property and MVIS's interests in the Developed Joint Intellectual Property to develop one or more Licensed Product(s) under one or more Development Programs and to use, offer for sale, sell, or have sold (but not make, have made, or import) Licensed Products in the Territory solely within the Field. The exclusive license grant shall also include the right to reproduce, distribute, perform, and make derivative works of Developed MVIS Copyrights for the purpose of developing one or more Licensed Product(s) under one or more Development Programs and for the purpose of using, distributing, selling, offering for sale, marketing, and promoting (but not manufacturing or importing) Licensed Products in the Territory solely within the Field.

5.4   License to Make and Have Made. In the event that (a) Ethicon exercises its Supply Addendum Option, but MVIS refuses to negotiate in good faith and use reasonable efforts to enter into the Supply Addendum as required by Article 4.4 (Supply Addendum Option), (b) Ethicon and MVIS have entered into the Supply Addendum and Ethicon requests MVIS to supply an additional Licensed Product that was developed by MVIS under a Development Program but MVIS refuses to supply such Licensed Product to Ethicon, or (c) Ethicon receives a license under Article 5.5 to develop a Licensed Product, then MVIS shall expand the exclusive licenses of Articles 5.1 and 5.3 and grant to Ethicon (during the Term and subject to the terms and conditions of this Agreement) a non- transferable (other than as permitted under Article 13.4 (Assignment), sublicensable (as permitted under Article 5.7 (Sublicense Rights)), royalty-bearing, exclusive license under the Background MVIS Intellectual Property, Developed MVIS Intellectual Property and MVIS's interests in the Developed Joint Intellectual Property to make, have made, use, offer for sale, sell, have sold, and import such Licensed Product(s) referred to in clause (a), (b) or (c) above in the Territory solely within the Field. The exclusive license grant shall also include the right to reproduce, distribute, perform, and make derivative works of Background MVIS Copyrights, Developed MVIS Copyrights and MVIS's interests in the Developed Joint Intellectual Property solely for the purpose of making, having made, using, distributing, selling, offering for sale, marketing, and promoting such Licensed Products. If such license becomes effective, MVIS shall provide reasonable assistance, training and other information to Ethicon or its designee manufacturer in order for Ethicon or its designee to manufacture and have manufactured the Licensed Products at Ethicon's expense at MVIS's hourly consulting rate, which is not to exceed the rate MVIS offers to the United States Government.

5.5   License Rights to Develop and Have Developed. Except as provided in this Agreement, Ethicon will not, and will not engage any Third Party or Affiliate to, develop, modify, or improve any Licensed Product other than pursuant to a Development Plan under this Agreement that has been agreed to in advance by MVIS. Notwithstanding the foregoing, if MVIS refuses to perform development work with respect to a Licensed Product under this Agreement on commercially reasonable terms, then MVIS will grant Ethicon during the Term a license under Background MVIS Intellectual Property and Developed MVIS Intellectual Property to develop such Licensed Product or modifications or improvements, or engage a Third Party or Affiliate to conduct such development work. If such license becomes effective, MVIS shall provide reasonable assistance, training and other information to Ethicon or its designee developer in order for Ethicon or its designee to develop or have developed such Licensed Product at Ethicon's expense at MVIS's hourly consulting rate, which is not to exceed the rate MVIS offers to the United States Government.

5.6   License Rights to Affiliates. Ethicon shall have the right to extend all or any portion of the licenses granted herein or in the Supply Addendum to any of its Affiliates, upon the terms and conditions of this Agreement or the Supply Addendum (as applicable), provided Ethicon remains responsible for the performance of its Affiliates, and shall ensure that any such Affiliate complies with the relevant provisions of this Agreement, and that any such Affiliates also agrees in writing to be responsible for its performance of the relevant provisions of this Agreement.

5.7   Sublicense Rights. Ethicon may grant to one or more sublicenses under the licenses granted to Ethicon in Article 5.4 (License to Make and Have Made) and in Article 5.5 (License Rights to Develop and Have Developed) only as set forth in this Article 5.7. All Sublicenses granted under this Agreement must be consistent with the terms of this Agreement, must incorporate terms and conditions sufficient to enable Ethicon to comply with this Agreement, and must prohibit any further sublicense by a Sublicensee. Any sublicense granted by Ethicon (other than a sublicense to an Affiliate of Ethicon) shall be subject to the prior written approval of MVIS, which approval shall not be unreasonably withheld. Ethicon shall provide to MVIS a fully signed copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents within thirty (30) days of executing the same, which may be redacted to remove information other than the parties and the scope of the rights granted sufficient to show that the rights granted in the sublicense are consistent with this Agreement. Ethicon shall remain responsible to MVIS for any breach of this Agreement or any sublicense agreement by any Sublicensee and for the payment of all royalties and other amounts due under this Agreement, whether or not such payments are made by Ethicon, its Affiliates, or Sublicensees. Upon termination of this Agreement or any license granted hereunder for any reason, any sublicenses shall automatically terminate. If Ethicon assigns this Agreement to a Third Party as permitted under Article 13.4 (Binding Effect; Benefits; Assignment), any sublicense granted to an Affiliate of Ethicon shall automatically terminate.

5.8   MVIS Sub-Field Grant Back Option. Ethicon grants to MVIS an option to narrow the Field of the licenses granted in Articles 5.1, 5.3, 5.4 and 5.5 (Articles 5.4 and 5.5 only if applicable) subject to the terms and conditions below (the "Grant Back Option"):

  Beginning one (1) year from the date of commencement by MVIS of Phase 4 of the Initial Development Program, MVIS may exercise its Grant Back Option for any Sub-Field in which (i) neither Ethicon nor any of its Affiliates is engaged with MVIS in a Development Program; or (ii) MVIS or Ethicon or any one its Affiliates or a Third Party contract manufacturer are not manufacturing a Licensed Product (each an "Eligible Sub-Field"). MVIS may exercise its Grant Back Option to exclude the one or more Eligible Sub-Fields from the Field upon payment of the Grant Back Option Exercise Fee of Article 6.7 and earned royalties set forth in Article 6.10 (each, upon such exercise, an "Excluded Sub-Field").
  Upon MVIS exercising its Grant Back Option for one or more of the Eligible Sub-Fields, then (i) Ethicon shall have no license rights under Articles 5.1, 5.3, 5.4 and 5.5 (Articles 5.4 and 5.5 only if applicable) with respect to such Excluded Sub-Field(s), and (ii) Ethicon agrees to and hereby grants MVIS a non-exclusive, perpetual, royalty-bearing license in accordance with the restricted right to grant sublicenses (as defined in clause (c) below), under the Developed Ethicon Intellectual Property and Ethicon Improvement Patent Rights to make, have made, use, sell, offer to sell, and import Licensed Products in the Territory in such Excluded Sub-Field(s). Ethicon may terminate the license in clause (ii) if MVIS fails to pay royalties due to Ethicon under such license within 30 days of receiving notice of such failure from Ethicon.
  MVIS may grant one or more sublicenses under the licenses granted to MVIS in Article 5.8(b) but only in combination with the license of MVIS Intellectual Property. All Sublicenses granted under this Agreement must be consistent with the terms of this Agreement, must incorporate terms and conditions sufficient to enable MVIS to comply with this Agreement, and shall prohibit any further sublicense by a Sublicensee. MVIS shall provide to Ethicon a fully signed copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents within thirty (30) days of executing the same, which may be redacted to remove information other than the parties and the scope of the rights granted sufficient to show that the rights granted in the sublicense are consistent with this Agreement. MVIS shall remain responsible to Ethicon for any breach of any sublicense agreement by any Sublicensee and for the payment of all royalties and other amounts due under this Agreement, whether or not such payments are made by MVIS, its Affiliates, or Sublicensees. Upon termination of the license granted by Ethicon in clause (ii) of paragraph (b) above, any sublicenses shall automatically terminate. If MVIS assigns this Agreement to a Third Party as permitted under Article 13.4 (Binding Effect; Benefits; Assignment), any sublicense granted to an Affiliate of MVIS shall automatically terminate.

5.9   Sub-Field Buy-Out Option. Ethicon, at its sole discretion, may buy-out MVIS's Grant Back Option for all of the Sub-Fields (other than the Excluded Sub-Fields) (the "Buy-Out Option") at any time prior to MVIS exercising its Grant Back Option in those remaining Sub-Field(s) by paying to MVIS the Buy-Out Exercise Fee set forth in Article 6.8 or by paying MVIS the License Maintenance Fee Buyout under Article 6.5(e) (License Maintenance Buyout). If Ethicon exercises its Buy-Out Option for the remaining Sub-Field(s), then MVIS's Grant Back Option shall be null and void with respect to such remaining Sub-Field(s), but such exercise of the Buy-Out Option will not affect those Excluded Sub-Field(s) that were excluded from the Field upon MVIS's exercise of its Grant Back Option(s) prior to Ethicon's exercise of its Buy-Out Option.

5.10   License to Ethicon Improvement Patent Rights. Ethicon hereby grants to MVIS an exclusive, irrevocable, perpetual, royalty-free license, with the right to grant sublicenses (through multiple tiers), under the Ethicon Improvement Patent Rights to make, have made, use, sell, offer to sell, and import products and practice processes in the Territory but solely outside the Medical Field.

5.11   Reservation of Rights. All rights not expressly granted to Ethicon are reserved to MVIS, its Affiliates, and other licensees. Ethicon shall not exploit the MVIS Intellectual Property in any way other than expressly licensed in this Agreement or in the Supply Addendum.

ARTICLE 6
Payments

6.1   Upfront Fee. In consideration for the licenses and options granted by MVIS to Ethicon under this Agreement, Ethicon shall pay to MVIS an Upfront Fee of [                                    ]* within fifteen (15) calendar days after the Effective Date.

6.2   Initial Development Program Fee Payments. Per Exhibit B.

6.3   Royalty Payments. In the event that Ethicon is granted a license to make, have made, and import Licensed Products under Article 5.4 (License to Make and Have Made) of this Agreement or 8.01 (License) and 8.03 (Effect of Escrow Release) of the Supply Addendum, then, in such event, Ethicon shall pay MVIS an earned royalty of [ ]* on Net Sales of Ethicon Products made by Ethicon, its Affiliates, Sublicensees, or contract manufacturers during the Term, which royalties Ethicon will pay on a quarterly basis in accordance with Article 7.1. (Payment; Reports), and which payments will be fully creditable against the annual License Maintenance Fee as provided in Article 6.5 (License Maintenance Fee) below.

  No earned royalties shall be payable on Net Sales of any Ethicon Product in conjunction with clinical tests or trials conducted prior to FDA approval of the such Licensed Product.
  Earned royalties shall only be payable on Net Sales of an Ethicon Product that is made, used, imported or sold in a country where there is an MVIS Patent Right with a Valid Claim.
  No multiple earned royalties shall be payable because any Patented Product is covered by more than one of the MVIS Patents Rights.
  Ethicon shall have no minimum royalty obligations during the Term of this Agreement.

6.4   [

]*

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

[

]*

6.5   License Maintenance Fee.

[

]*

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

[

]*

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

[

6.6   ]*

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

[

]*

6.7   Grant Back Option Exercise Fee. MVIS shall pay to Ethicon [ ]* upon MVIS's exercise of each Grant Back Option relating to each Sub-Field.

6.8   Buy-Out Exercise Fee. Ethicon shall pay to MVIS [ ]* for each Excluded Sub-Field for which MVIS exercised its Grant Back Option.

6.9   [

]*

6.10   Sub-Field Royalty Payments. In further consideration for the Grant Back Option, if MVIS exercises the Grant Back Option, MVIS shall pay to Ethicon on a quarterly basis in accordance with Article 7.1 an earned royalty of [ ]* on the Net Sales of Ethicon Patented Products in the Excluded Sub-Field.

  No earned royalties shall be payable on Net Sales of any Ethicon Patented Product in conjunction with clinical tests or trials.
  Earned royalties shall only be payable on Net Sales of any Ethicon Patented Product that is made, used, imported or sold in only those countries having an issued patent with a Valid Claim of an Ethicon Patent Right.
  No multiple earned royalties shall be payable because any Ethicon Patented Product is covered by more than one of the Ethicon Patents Rights.
  MVIS shall have no minimum royalty obligations during the Term of this Agreement.

  *This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

  [

  ]*

ARTICLE 7
PAYMENTS; RECORDS; AUDITS

7.1   Payment; Reports. Royalty payments shall be calculated and reported for each Calendar Quarter. Ethicon shall pay all royalty payments due to MVIS under this Agreement within 45 days of the end of each Calendar Quarter, unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by a written report in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, Net Sales, the royalties payable in United States dollars, the method used to calculate the royalty and the exchange rates used.

7.2   Exchange Rate; Manner and Place of Payment. Payments to be made by Ethicon to MVIS under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated by MVIS from time to time. A late payment charge of 0.75% per month, or the maximum rate allowed by law, whichever is less, will be added to all amounts due under this Agreement if not paid when due. All payments hereunder shall be payable in United States dollars. With respect to each Calendar Quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable reporting period. All payments owed under this Agreement shall be made by wire transfer to a bank account designated by MVIS, unless otherwise specified in writing by MVIS.

7.3   Records and Audits. During the Term, and for a period of two years thereafter, each Party shall keep complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of all payments due under this Agreement. Each Party shall have the right to have such records audited by a Third Party representative (which representative will be a nationally recognized accounting firm) relating the accuracy of all payments due under this Agreement for the preceding two years subject to terms of a reasonable and customary confidentiality agreement consistent with the confidentiality terms agreed to by the Parties in this Agreement and the Supply Addendum. Such Third Party representative will report its conclusions

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

regarding the audited Party's payments to the auditing Party. Such audits may be conducted during normal business hours no more than once in any 12-month period upon at least 30 days' prior written notice to the other Party. The auditing Party shall bear the full cost of such audit, except that if the audit validly determines that audited Party has made an underpayment with respect to the audited period that is greater than 7.5% of all amounts due in such audited period, then the audited Party will reimburse the auditing Party for all costs incurred by the auditing Party in connection with the audit, including reasonable travel expenses. If the audit validly determines that there has been any underpayment, the audited Party shall promptly reimburse the auditing Party the amount of such underpayment plus interest at a rate equal to the Prime Rate, as quoted in The Wall Street Journal under the heading "Money Rates," during the audited period. If the audit validly determines that the audited Party has made an overpayment with respect to the audited period, the auditing Party shall promptly pay the audited Party the amount of such overpayment, without interest. Any dispute regarding any payments due hereunder shall be subject to the dispute resolution procedures set forth in Article 12.

7.4   Taxes. All taxes levied on account of the royalties and other payments accruing to MVIS under this Agreement shall be paid by MVIS for its own account, including taxes levied thereon as income to MVIS. If provision is made in law or regulation for withholding, such tax shall be deducted from the royalty or other payment made by Ethicon to MVIS and Ethicon shall pay such tax on MVIS's behalf to the proper taxing authority and obtain a tax certificate and receipt of payment of the tax secured and promptly deliver such tax certificate and receipt to MVIS. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

7.5   Prohibited Payments. Notwithstanding any other provision of this Agreement, if Ethicon is prevented from paying any such royalty by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty may be paid by depositing funds, in the currency in which accrued, to MVIS's account in a bank acceptable to MVIS in the country whose currency is involved, or through some other arrangement mutually acceptable to the Parties.

ARTICLE 8
INDEMNIFICATION

8.1   In order to distribute among themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the Parties agree as follows:

  Indemnification by MVIS. MVIS agrees to defend and indemnify and hold Ethicon and its Affiliates harmless against any and all claims, suits, or proceedings, brought by a Third Party against Ethicon or its Affiliates and all expenses, recoveries, and damages, including court costs and reasonable attorneys fees and expenses, that arise out of, are based on, or are caused by (i) the breach by MVIS of any covenant, representation or warranty contained in this Agreement, (ii) the Licensed Product's infringement of the Patent Rights of a Third Party (except to the extent that the Licensed Product infringes such Third Party Patent Rights as a result of developments that were made or created in the course of a Development Program or as a result of the combination of the Licensed Product into an Ethicon Product), (iii) any misappropriation of trade secrets or infringement of copyright by MVIS in the development of a Licensed Product in the course of a Development Program; or (iv) any product liability or personal injury arising from or relating to a failure of Supplied Licensed Products supplied by MVIS to Ethicon under the Supply Addendum (if any). As a condition of MVIS's indemnification obligation set forth in this paragraph, Ethicon (a) Ethicon shall provide MVIS with reasonably prompt written notice of any claim or action for which it seeks indemnification under this Article 8.1(a) (provided that a failure or delay to provide such notice will only relieve MVIS of its indemnification obligation under this paragraph to the extent MVIS is prejudiced by the failure or delay); (b) MVIS shall have sole control of the defense and settlement of any such claim or action; and (c) Ethicon shall reasonably cooperate and provide reasonable assistance in connection with the defense and settlement of any such claim or action.
  Indemnification by Ethicon. Ethicon agrees to defend and indemnify and hold MVIS, its Affiliates, and the Third Party licensors of the Background MVIS Patent Rights (to the extent such indemnity is required by the license agreement between MVIS and such Third Party licensor) harmless against any and all claims, suits, or proceedings brought by a Third Party against MVIS or its Affiliates and all expenses, recoveries, and damages, including court costs and reasonable attorneys fees and expenses, that arise out of, are based on, or are caused by (i) the breach by Ethicon of any covenant, representation or warranty contained in this Agreement; (ii) any product liability claim related to an Ethicon Product (other than due to failure of a Supplied Licensed Product, as defined in the Supply Addendum); or (iii) any allegation that the Ethicon Product infringes any Third Party's Intellectual Property Rights (other than claims for which MVIS must indemnify Ethicon under paragraph (a) above). As a condition of MVIS's indemnification obligation set forth in this paragraph, Ethicon (a) MVIS shall provide Ethicon with reasonably prompt written notice of any claim or action for which it seeks indemnification under this Article 9.1(b) (provided that a failure or delay to provide such notice will only relieve Ethicon of its indemnification obligation under this paragraph to the extent Ethicon is prejudiced by the failure or delay); (b) Ethicon shall have sole control of the defense and settlement of any such claim or action; and (c) MVIS shall reasonably cooperate and provide reasonable assistance in connection with the defense and settlement of any such claim or action.
  Settlement. The indemnifying Party shall obtain the written consent of the indemnified Party prior to ceasing to defend, settling or otherwise disposing of any claim, suit, or proceeding if as a result thereof, the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected thereby.

ARTICLE 9
INTELLECTUAL PROPERTY RIGHTS AND INFRINGEMENT

9.1   Ownership of Intellectual Property Rights.

  Each Party will promptly disclose to the other all potentially patentable inventions made in the course of the Development Program solely by its employees and agents or jointly by its employees and agents and the employees and agents of the other Party. Ethicon shall own all Intellectual Property, invented, created, or developed solely by its employees and agents. MVIS shall own all Intellectual Property invented, created, or developed solely by its employees and agents. All Intellectual Property invented, created, or developed jointly by employees or agents of both MVIS and Ethicon in the course of the Development Program shall be jointly owned by Ethicon and MVIS. Determinations as to which Party has invented any Patent Right or Know-How shall be made in accordance with the standards of inventorship and conception under title 35 of United States Code, Title 37 of the U.S. Code of Federal Regulations, and any case law associated therewith. Determinations as to which party owns the copyright in any work of authorship will be made in accordance with U.S. copyright law. All disputes regarding inventorship or ownership of any Intellectual Property developed, conceived or reduced to practice in the course of the Development Program, that the Parties are unable to resolve, will be governed by Article 12 (Dispute Resolution), except that inventorship or ownership of Intellectual Property disputes issues will be mediated and arbitrated separately from other disputes, and both the mediator and arbitrator will be a registered U.S. Patent attorney having at least 15 years experience in a law firm of at least 20 lawyers. Either party may exploit jointly-owned Intellectual Property Rights (including Developed Joint Patent Rights) in any manner on a non-exclusive basis without obtaining the consent of the other Party and without any duty to account to the other Party, other than as expressly provided in this Agreement. Each Party will sign such consents, waivers, or other documents as the other Party may reasonably request to comply with applicable legal requirements in any country to permit the other Party to exploit jointly-owned Intellectual Property as contemplated by this Article 9.1.

9.2   Prosecution and Maintenance of Patent Rights.

  MVIS shall have the exclusive right and option, at its own expense, except as noted below, and by counsel of its own choice, to file, prosecute and maintain all patent applications and patents within the Developed MVIS Patent Rights, including filing, prosecuting and maintaining foreign patent applications in countries in consultation with Ethicon. The Parties shall mutually agree which Party is best served to file, prosecute, and maintain any of the Developed Joint Patent Rights, including filing, prosecuting and maintaining foreign patent applications in countries in consultation with the other Party, and that Party shall do so. In no event, however, will either Party allow a U.S. or foreign patent application relating to a Developed Joint Patent Right to go abandoned or lapse without allowing the non-prosecuting Party to take over prosecution of such U.S. or foreign patent application. During the term of this Agreement and subject to the cap below, Ethicon shall reimburse MVIS for any reasonable expenses, and based on detailed invoices of MVIS's patent counsel, incurred for the filing, prosecuting and maintaining of any patent applications and patents, foreign and domestic, within the Developed MVIS Patent Rights and Developed Joint Patent Rights that are exclusively licensed to Ethicon under this Agreement or the Supply Addendum.
    Upon written request MVIS agrees to promptly provide Ethicon with copies of all correspondence to and from the patent offices related to the pending patent applications and future patent applications within the MVIS Patent Rights that relate to the Licensed Product. Ethicon may provide comments to MVIS regarding the content of such correspondence, and to comment thereon. MVIS shall consider all such comments offered by Ethicon so long as provided in a timely manner; provided, that all final decisions with respect to such prosecution shall rest solely in the discretion of MVIS.
    In no circumstances shall Ethicon's obligation to reimburse MVIS for patent costs exceed [ ]* on an annual basis.
  Ethicon shall in its sole discretion, at its own expense and by counsel of its own choice, file, prosecute and maintain all patent applications and patents within the Ethicon Patent Rights.

9.3   Infringement by Third Parties.

  Ethicon shall have the first right, but not the obligation, at its sole expense and with counsel of its own choice, to enforce the Background MVIS Intellectual Property and Developed MVIS Intellectual Property against any infringer that is making, using, selling, or importing any product that is competitive with the Licensed Products in the Field, including the right to file suit for patent infringement joining MVIS as a party. MVIS shall permit the use of its name in all such suits, sign all necessary papers, and will attempt to do all reasonable things necessary at Ethicon's expense, to facilitate the prosecution of such infringement suits. In such litigation, Ethicon will defend the validity of the asserted patent claims of the Background MVIS Intellectual Property and Developed Intellectual Property; however, Ethicon is not obligated to appeal any adverse decision by a lower court on the validity of Background MVIS Intellectual Property and Developed Intellectual Property if Ethicon reasonably believes that it does not have a reasonable chance of prevailing. Ethicon will not settle any such litigation in a manner that admits to the invalidity of the Background MVIS Intellectual Property and Developed MVIS Intellectual Property or otherwise compromises the validity or enforceability of the Developed MVIS Intellectual Property without MVIS's prior written consent. Ethicon shall incur no liability to MVIS as a consequence of such litigation, the conduct of such litigation or any unfavorable decision resulting from it,

  *This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

  including any decision holding any of the Background MVIS Intellectual Property or Developed MVIS Intellectual Property invalid or unenforceable.

  Within 120 days of becoming aware of the infringement of any Background MVIS Intellectual Property or Developed MVIS Intellectual Property, Ethicon shall decide whether to institute an infringement suit. If Ethicon fails to decide whether to institute an infringement suit within such 120 day period, then MVIS shall have the right at its sole discretion to institute such suit or other appropriate action in the name of either or both parties. In such event, Ethicon shall permit the use of its name in all such suits, sign all necessary papers, and will attempt to do all reasonable things necessary at MVIS's expense, to facilitate the prosecution of such infringement suits.
  Any recovery of damages by either Party by way of judgment, award, decree or settlement resulting from any such suit against a Third Party infringer pursuant to this Article 9.3 shall be allocated as follows:
    Such recovery shall first be used to reimburse each Party for all litigation costs and expenses (including attorney's fees and charges) in connection with such litigation paid by either Party;
    The parties shall share any remaining portion of such recovery in the proportion of their economic loss resulting from the infringement.
  Notwithstanding the provisions of this Article 9.3, if the making, using, selling, or importing of a product competitive to the Licensed Product in the Field would infringe Background MVIS Intellectual Property that is licensed by MVIS from one or more Third Parties, MVIS's obligations under this Article 9.3 shall be limited to the extent necessary to make them consistent with its rights and obligations under its license agreement with such Third Party licensors. In such event, MVIS shall exercise its rights under such license agreements with respect to enforcement of such licensed Third Party Intellectual Property Rights in consultation with Ethicon and in a manner that is as consistent as possible with the requirements of this Article 9.3.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1   MVIS Representations and Warranties. MVIS represents and warrants to Ethicon that:

  All necessary corporate and other authorizations, consents and approvals which are necessary or required for the entering into of this Agreement have been duly obtained;
  The entering into of this Agreement by MVIS will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body to which MVIS is subject, or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of MVIS, under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which MVIS is a party or by which it or any of its properties or assets is bound or affected;
  All Licensed Products developed under the terms of this Agreement on behalf of Ethicon will be free and clear of all liens, claims and encumbrances of any nature;
  Except as disclosed on Exhibit A, MVIS owns or Controls the patents and patent applications listed on Exhibit A;
  The patents and patent applications listed on Exhibit A are the only patents or pending patent applications that MVIS currently owns or Controls, whether domestic or foreign, that relate to the Licensed Product for use in the Field;
  As of the Effective Date, MVIS has no knowledge that any of the Background MVIS Patent Rights are invalid or unenforceable in all countries in which Background MVIS Patent Rights exist.

10.2   Ethicon Representations and Warranties. Ethicon represents and warrants to MVIS that:

  All necessary corporate and other authorizations, consents and approvals which are necessary or required for the entering into of this Agreement have been duly obtained;
  The entering into of this Agreement and the performance of this Agreement by Ethicon shall not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give raise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Ethicon under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement in which Ethicon is a party or by which it or any of its properties or assets is bound or affected;

10.3   Disclaimer of Warranties. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUCCESS OF THE DEVELOPMENT OR THE COMMERCIAL EXPLOITATION OF ANY LICENSED PRODUCT OR ETHICON PRODUCT. EXCEPT AS EXPRESSLY PROVIDED IN THE SUPPLY ADDENDUM WITH RESPECT TO THE PRODUCTS SUPPLIED THEREUNDER, THE LICENSED PRODUCT IS BEING DEVELOPED AND SUPPLIED "AS IS" AND WITH ALL FAULTS, AND MVIS AND THE MVIS LICENSORS (DEFINED IN ARTICLE 10.5 BELOW) HEREBY DISCLAIM ALL EXPRESS OR IMPLIED WARRANTIES RELATING TO THE LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

10.4   Limitation of Liability. IN NO EVENT WILL EITHER PARTY HAVE LIABILITY IN CONNECTION WITH THIS AGREEMENT FOR LOST PROFITS OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The limitation of liability in this Article 10.4 shall not apply to: any breach of Article 13.1 (Confidentiality), or Article 5 (Grant of License and Standstill). For clarity, the limitation of liability in this Article 10.4 is not intended to limit either Party's recovery or remedies under intellectual property law.

10.5   Special Disclaimer of MVIS Licensors. Without limiting the generality of the foregoing disclaimers and limitations, nothing in this Agreement shall be construed as (a) a warranty or representation by MVIS's Third Party licensors of MVIS Background Intellectual Property (the "MVIS Licensors") as to the validity of any MVIS Background Patent Rights, (b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted by the MVIS Licensors (or sublicense thereof) will be free from infringement of any patents, copyrights and other rights of third parties, (c) granting by implication, estoppel, or otherwise any license rights under patents or other rights of the MVIS Licensors other than the MVIS Background Patent Rights.

ARTICLE 11
TERM AND TERMINATION

11.1   Term. This Agreement shall commence as of the Effective Date and shall continue until:

  the later of (i) the last of the MVIS Patent Rights to expire or (ii) the end of MVIS's supply obligation and Ethicon's purchase obligation under the Supply Addendum (the "Expiration Date"). Upon expiration of the MVIS Patent Rights, Ethicon shall have a fully paid-up, non- exclusive, irrevocable license under the Background MVIS Intellectual Property and Developed MVIS Intellectual Property to make, have made, use, sell, offer to sell, and import Licensed Products in the Field; or
  this Agreement is otherwise terminated in accordance with this Article 11.

11.2   Termination by Ethicon. Ethicon may terminate this Agreement without cause upon ninety (90) days' prior written notice to MVIS.

11.3   Either Party. Either Party may terminate this Agreement upon written notice for any Event of Default of the other Party.

11.4   Events of Default. The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this Agreement:

  either Party becomes the subject of a Bankruptcy Event;
  failure by Ethicon to make timely payments as required under this Agreement or the Supply Addendum that is not cured within thirty (30) business days of receiving written notice thereof from MVIS; or
  a material breach of this Agreement or the Supply Addendum by either Party that is not cured within thirty (30) days of receiving written notice thereof from the non- breaching Party.

11.5   Effect of Expiration or Termination; Survival. Those provisions of this Agreement that by their nature must survive expiration or termination of this Agreement to give effect to their intent shall so survive.

11.6   Survival of Licenses. Without limiting the generality of the forgoing, the Intellectual Property licenses granted by the Parties to each other under this Agreement will survive termination or expiration of this Agreement to the extent provided for in the license, or as otherwise expressly set forth in this Agreement. Notwithstanding the foregoing, upon termination of this Agreement for any reason, any license granted by MVIS to Ethicon under this Agreement shall terminate.

11.7   Force Majeure Events. If either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party's reasonable control, including, without limitation, fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a "Force Majeure Event"), such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance to the extent such non-performance is due to a Force Majeure Event. Such non-performance will be excused for three months or as long as such event shall be continuing (whichever period is shorter), provided that the non-performing Party gives immediate written notice to the other Party of the Force Majeure Event. Such non-performing Party shall exercise reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. Should the Force Majeure Event continue unabated for a period of 60 days or more, the Parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time.

11.8   Rights Upon Insolvency. All rights and licenses granted by either Party (the "Licensor") to the other Party (the "Licensee") under this Agreement are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. If a case is commenced by or against Licensor under Title 11, and if this Agreement is rejected by Licensor (in any capacity, including debtor-in-possession) as provided in Title 11, Licensor (in any capacity, including debtor-in- possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall continue to license to Licensee all licensed Intellectual Property (including all embodiments thereof) held by Licensor and such successors and assigns, as Licensee may elect in a written request, immediately upon such request. The Escrowed Materials are current "embodiments" of the licensed MVIS Intellectual Property, and the Escrow Agreement is "supplementary" to this Agreement for the purposes of Section 365(n) of Title 11. All rights, powers and remedies of Licensee, as a licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against Licensor. Licensee, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11) in such event.

ARTICLE 12
DISPUTE RESOLUTION

12.1   Dispute Resolution.

  Arbitration.
    Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution for Non- Administered Arbitration (available at www.cpradr.org/arb-rules.htm), or successor ("CPR"), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in Denver, Colorado.
    The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The CPR- Georgetown Commission Proposed Model Rule for the Lawyer as Neutral available at www.cpradr.org/cpr- george.html.
    The Parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within 45 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearings.
    In the event the Parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the Parties with a list of no less than 25 proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above. Within 25 days of receiving such list, the Parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The Parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.
    In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph c above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the paragraph c schedule. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the paragraph c schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the Parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, including subparts, or 20 individual requests for admission or interrogatories, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.
    The arbitrator(s) must render their award by application of the substantive law of Colorado and are not free to apply "amiable compositeur" or "natural justice and equity." The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence.
    In the event the panel's award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing Party may obtain review of the arbitrators' award or decision by a single appellate arbitrator (the "Appeal Arbitrator") selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within seven working days, pursuant to the selection procedures specified in paragraph d above. If CPR cannot provide such services, the Parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five days following oral argument as provided in this paragraph. Any such review must be initiated within thirty (30) days following the rendering of the award referenced in f above.
    The Appeal Arbitrator will make the same review of the arbitration panel's ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel's award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel's findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than four (4) hours of oral argument evenly divided between the Parties. The Party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing Party must submit its responsive brief within one hundred ten (110) days of that date. Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.
    The Parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.
    Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.
    EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.
    EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES FROM THE OTHER.
    EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER EXCEPT TO THE EXTENT PROVIDED IN ARTICLE 10.4 (LIMITATION OF LIABILITY).
    EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS' FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.
  Mediation.
    Any dispute, controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with The CPR Mediation Procedure then in effect of the CPR Institute for Dispute Resolution (CPR) available at www.cpradr.org/m_proced.htm, except where that procedure conflicts with these provisions, in which case these provisions control. The mediation shall be conducted in Denver, Colorado and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties.
    The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.
    The Parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within 10 days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the Parties with a list of at least 15 names from the CPR Panels of Distinguished Neutrals. Each Party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within 5 working days of receiving the CPR list. The Parties may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.
    The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances may the commencement of arbitration under paragraph 12.1(a) above be delayed more than 45 days by the mediation process specified herein absent contrary agreement of the Parties.
    Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.
    Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration [or litigation], even though mediation has not been commenced or completed.
  Escalation. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to mediation and/or arbitration in accordance with the procedures set forth above shall, before such submission to mediation or arbitration, first be escalated to the Chief Executive Officer of MVIS and the President of Ethicon for resolution. The Chief Executive Officer of MVIS and the President of Ethicon shall use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed. If the Chief Executive Officer of MVIS and the President of Ethicon fail to resolve the dispute within such 30 days after either party notifies the other of the dispute, the dispute shall be submitted to mediation in accordance with the procedure set forth in Article 12.1(b).
  Tolling of Cure Period. As of the date that either Party notifies the other Party that it is pursuing dispute resolution regarding the subject of a purported breach of this Agreement, the period of time that either Party has to cure the purported breach under Articles 11.4(b) and (c) (Events of Default) shall be tolled for the amount of time it takes to seek and obtain dispute resolution in accordance with the procedures outlined in this Article 12. If the dispute concerns the failure of a Party to make payments under this Agreement or the Supply Addendum, that Party shall promptly pay the undisputed portion of such required payment. If the resolution of the payment dispute provides that the Party owing payment must pay any portion of the disputed portion of such payment, the Party owing such payment shall pay such disputed portion plus interest at a rate equal to the Prime Rate, as quoted in The Wall Street Journal under the heading "Money Rates."

ARTICLE 13
MISCELLANEOUS

13.1   Confidentiality.

  Ethicon and MVIS have exchanged and will be exchanging information relating to the Licensed Products prior to and from time to time during the Term of this Agreement. For purposes of this Agreement, "Confidential Information" means any business or technical information of MVIS or Ethicon, including without limitation information related to either party's product plans, designs, costs, product prices, finances, marketing plans, business opportunities, personnel, research, development, or Know-How. MVIS's Confidential Information includes without limitation Background MVIS Know-How and Developed MVIS Know-How. The Party receiving such Confidential Information (the "Receiving Party") will not use the other Party's (the "Disclosing Party's") Confidential Information for any reason other than to perform its obligations under this Agreement and exercise the rights expressly granted to it under this Agreement, and will maintain the Disclosing Party's Confidential Information in confidence and not disclose it to any other person or entity for a period equal to the greater of (a) eight (8) years from the Effective Date, or (b) the Term of this Agreement plus a period of three (3) years thereafter. "Confidential Information" does not include information that the Receiving Party can show: (i) is known to the Receiving Party prior to the disclosure, (ii) is publicly known as of the date of the disclosure, (iii) becomes publicly known after the date of disclosure through no fault of the Receiving Party, (iv) is received from a Third Party who has no obligation of confidentiality to the Disclosing Party, or (v) is developed independently by the Receiving Party. In addition, the obligations in this Article 13.1 will not apply to the extent Confidential Information (a) is required to be disclosed to comply with a court or administrative subpoena or order; provided, however, that the Receiving Party gives the other Party timely notice of the contemplated disclosure to provide the Disclosing Party the opportunity to intervene to preserve the confidentiality of any Confidential Information, or (b) is required to be disclosed under applicable laws, rules or regulations, including, without limitation, the rules and regulations of the Securities and Exchange Commission or other governmental bodies. In addition, MVIS may disclose to MVIS Licensors those terms of this Agreement that are required to be disclosed by MVIS under the terms of a license agreement between MVIS and MVIS Licensors, so long as such disclosure is made under a confidentiality agreement containing terms that are consistent with this provision.
  No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any arrangement between the Parties other than acknowledging the existence of any arrangement between the Parties, without the prior written consent of the other Party, except where such publicity, news release or other public announcement is required by law or regulation (including U.S. securities laws and regulations); provided that in such event, the Party issuing same shall still be required to consult with the other Party a reasonable time prior to its release to allow the other Party to comment on the use of its name and, after its release, shall provide the named Party with a copy thereof.
  Notwithstanding paragraph (b) above, the Parties may announce the execution of this Agreement using a mutually agreed press release.
  Neither Party shall use the name of the other for advertising or promotional claims without the prior written consent of the other Party.
  In order to manage the exchange or disclosure of Confidential Information between the Parties, beginning on the Effective Date, any information which the Disclosing Party considers confidential or proprietary shall be disclosed to the Receiving Party in accordance with the following procedure. Only the information disclosed by the Disclosing Party to the Receiving Party in accordance with the following procedure shall be considered as the "Confidential Information" hereunder.
    Ethicon will appoint at least three individuals and MVIS will appoint at least three who will be authorized to receive the other Party's Confidential Information (the "Information Managers").
    Prior to disclosing Confidential Information to the Receiving Party, the Disclosing Party shall provide one of the Receiving Party's Information Managers with a summary of such information on a non-confidential and non-restricted basis. The summary need not be detailed and need only contain enough information to convey the nature of the information to be disclosed.
    The Receiving Party's Information Manager shall, at his or her sole option, determine whether the Receiving Party will receive such information, and notify the Disclosing Party of its determination in writing.
    If the Receiving Party's Information Manager notifies the Disclosing Party of the Receiving Party's intention to receive such information, the Disclosing Party shall disclose such information to the Receiving Party in writing or in other tangible form (including electronic form) with the legend "Confidential." The Disclosing Party may disclose such information orally subject to confirming the confidentiality of such oral disclosure by sending a writing with the legend "Confidential" to an Information Manager of the Receiving Party within 30 days of such oral disclosure.
    The Parties initial Information Managers are listed on Exhibit C attached hereto. Each Party may change the individuals appointed as its Information Managers by providing written notice to the other Party.
    Any delay in MVIS' performance of Services under this Agreement shall be excused to the extent the delay is caused by Ethicon's failure to promptly respond to reasonable notices from MVIS under this Article 13.1(e) regarding the disclosure of information.

13.2   Penalties. If either Party terminates this Agreement in accordance with the terms of this Agreement, the terminating Party shall owe no penalty or indemnity to the terminated Party on account of such termination.

13.3   Independent Contractor Status. Neither Party shall have any authority to obligate the other in any respect nor hold itself out as having any such authority. All employees, agents and consultants of MVIS shall not represent themselves as employees of Ethicon, and all employees, agents and consultants of Ethicon shall not represent themselves as employees of MVIS.

13.4   Binding Effect; Benefits; Assignment.

  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim. Anything to the contrary herein notwithstanding, each Party agrees that the right and obligations under this Agreement of the other Party may, from time to time, be exercised or performed, as the case may be, in whole or in part by Affiliates of such Party.
  This Agreement shall not be assignable by any Party without the prior written consent of the other Party, except that (a) either Party shall be permitted to assign this entire Agreement without the other Party's consent to an Affiliate or a company acquiring all or substantially all of the first Party's assets, voting stock or business to which this Agreement relates upon written notice to the other Party, provided that the assignor remains responsible for the obligations of any Affiliate assignee, and (b) either Party may assign its right to receive royalty payments and license maintenance payments (if applicable) under this Agreement to any Third Party upon written notice to the other Party. Such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement. Any purported assignment of this Agreement in violation of this Article 13.4(b) shall be void.

13.5   Entire Agreement; Amendments. Before signing this Agreement the Parties have had numerous conversations, including, without limitation, preliminary discussions, formal negotiations and informal conversations, and have generated correspondence and other writings, in which the Parties discussed the transaction which is the subject of this Agreement and their aspirations for success. In such conversations and writings, individuals representing the Parties may have expressed their judgments and beliefs concerning the intentions, capabilities and practices of the Parties, and may have forecasted future events. The Parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transactions. However, it is also recognized that all business transactions contain an element of risk, as does the transaction contemplated by this Agreement, and that it is normal business practice to limit the legal obligations of contracting Parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their future rights and remedies. Accordingly, this Agreement is intended to define the full extent of the legally enforceable undertakings of the Parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either Party to be legally binding. Each of the Parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties, and no purchase order shall have the effect of modifying or amending this Agreement.

13.6   Severability. In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn while maintaining the intent of the Parties, so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.7   Remedies. Unless otherwise expressly provided, all remedies hereunder are cumulative, and in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

13.8   Notices. Any notice, request, consent or communication (collectively for the purposes of this paragraph, a "notice") under this Agreement shall be effective if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (iv) sent by facsimile, with receipt confirmed and hard copy delivered by regular mail; addressed as set forth in this Article or to such other address as shall be furnished by either Party hereto to the other Party hereto. A notice shall be deemed to have been given as of (i) the date when personally delivered, (ii) seven (7) business days after being deposited with the United States Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, (iii) two business days after being delivered to said overnight delivery service properly addressed, or (iv) confirmation of receipt of the facsimile, as the case may be. All notices must specifically state: (i) the provision (or provisions) of this Agreement with respect to which such Notice is given, and (ii) the relevant time period, if any, in which the Party receiving the Notice must respond.

If to MVIS by mail:

Microvision, Inc.

P.O. Box 3008

Bothell, WA 98041-3008

Attention: Office of General Counsel

Fax: 425-398-6501

If by overnight courier:

Microvision, Inc.

19910 North Creek Parkway

Bothell, WA 98011

Attention: Office of General Counsel

Fax: 425-398-6501

with a copy to:

Ropes & Gray, LLP

One International Place

Boston, MA 02110-2624

Attention: Mary Weber, Esq.

Fax: 617-951-7050

If to Ethicon:

Ethicon Endo-Surgery, Inc.

4545 Creek Road

Cincinnati, Ohio 45242

Attention: Vice President, Licensing and Acquisitions

Fax: 513-337-3392

with a copy to:

Office of General Counsel

Attention: Chief Patent Counsel

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

Fax: (732)-524-2788;

13.9   Waivers. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. The observance of any provision of this Agreement may be waived (either generally or in any particular instance) only with the written consent of the waiving Party.

13.10   Counterparts. This Agreement may be executed in any number of counterparts, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument and all such counterparts together shall constitute but one agreement.

13.11   Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.12   Construction. The Parties expressly agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. References in this Agreement to any Article, Exhibit or Schedule refers to Articles, Exhibits or Schedules of this Agreement and any sub-section or thereof and provision contained therein. The words "or" or "any" are not exclusive and "such as," "include" or "including" are not limiting. References to this "Agreement" include all Exhibits, Schedules, and other attachments hereto, which are incorporated into this Agreement by reference.

13.13   Export Law Compliance. Ethicon understands and recognizes that the Licensed Product and other materials made available to it hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States government regulations related to the export of technical data and equipment and products produced therefrom and hereby agrees to comply with all applicable laws, rules and regulations.

13.14   Non-Solicit. During the Term of this Agreement and the Supply Addendum (if applicable) and for a period of 12 months thereafter, neither Party shall solicit for employment (whether as an employee, contractor, consultant, or in any other manner) any person who at the time is an employee of the other Party, or hire anyone who has been an employee of the other Party within the previous 12 months; provided, however, that this paragraph shall not prevent either Party from employing a person who contacts such Party on his or her own initiative (without any actions by such Party to encourage such contact) or responds to general solicitations of employment not specifically directed toward the other Party's employees.

IN WITNESS WHEREOF, Ethicon and MVIS intending legally to be bound hereby have caused this LICENSE AND DEVELOPMENT AGREEMENT to be duly executed as of the date first above written.

Microvision, Inc.

By: _/s/ Richard F. Rutkowski_______ Name: Richard F. Rutkowski

Title: CEO

Ethicon Endo-Surgery, Inc.

By: __/s/ Jeffrey A. Mailler__________

Name: Jeffrey A. Mailler

Title: Vice President, Licensing and Acquisitions

LIST OF EXHIBITS

EXHIBITS

A. Background MVIS Patent Rights as of the Effective Date

B. Initial Development Program

C. Initial Information Managers

D. Supply Addendum

EXHIBIT A

BACKGROUND MVIS PATENT RIGHTS AS OF THE EFFECTIVE DATE

Patent Rights owned by Third Parties are subject to the terms, conditions, and reservations of rights of the license agreements between MVIS and MVIS's Third Party licensors. To the extent the terms of such thirty party license agreements are inconsistent with the terms of this Agreement relating to Background Patent Rights, MVIS shall exercise its rights under such license agreements in consultation with Ethicon and in a manner that is as consistent as possible with the terms of this Agreement relating to Background Patent Rights.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

EXHIBIT B

ARTICLE 14
INITIAL DEVELOPMENT PROGRAM

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

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*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

[

]*

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

[

]*

*This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

EXHIBIT D

SUPPLY ADDENDUM